Exhibit 21.1

EaglePicher Holdings, Inc.

Subsidiaries of EaglePicher Incorporated (“EPI”)

Cincinnati Industrial Machinery Sales Company [Ohio]
Daisy Parts, Inc. [Michigan]
Eagle-Picher Acceptance Corporation [Ohio]
Eagle-Picher Development Company, Inc. [Delaware]
      EPMR Corporation [Michigan]
Eagle-Picher Far East, Inc. [Delaware]
Eagle-Picher, Inc. [Virgin Islands]
Eagle-Picher Industries of Canada Limited [Canada]
Eagle-Picher Industries Europe B.V. [Netherlands]
      Eagle-Picher Automotive GmbH [Germany]
      Eagle-Picher UK Limited [England and Wales]
            Eagle-Picher Hillsdale Limited [England and Wales]
      Eagle-Picher Wolverine GmbH [Germany]
            Eagle-Picher Technologies GmbH [Germany]
      EaglePicher Kokam, Ltd. [Republic of Korea]
EaglePicher Filtration & Minerals, Inc. [Nevada]
      Eagle-Picher Minerals International S.A.R.L. [France]
            Eagle-Picher Minerals Europe GmbH & Co. KG [Germany]
            Eagle-Picher Minerals Europe Verwaltungs- und Beteiligungs GmbH [Germany]
EaglePicher Technologies, LLC [Delaware]
      Eagle-Picher Energy Products Corp. [Canada]
      EaglePicher Pharmaceutical Services, LLC [Delaware]
EPTEC, S.A. de C.V. [Mexico]
Eagle Picher Funding Corporation [Delaware] (10% held by EaglePicher Holdings, Inc.)
EaglePicher Investments, LLC [Arizona]
      EaglePicher Horizon Batteries, LLC [Delaware]
      EP NTZ Micro Filtration, LLC [Delaware]
EaglePicher Automotive, Inc. [Michigan]
      Carpenter Enterprises Limited [Michigan]